Exhibit 10.53

Arbinet-thexchange, Inc.

Summary of the Short Term Cash Incentive Bonus Practice

Arbinet-thexchange, Inc. (“Arbinet”) has a Short Term Cash Incentive Bonus Practice pursuant to which executives may receive an annual cash bonus, based on metrics approved by the Compensation Committee and reviewed with the Board of Directors, typically at the first Compensation Committee and Board of Directors meetings of the year. These metrics take into account Arbinet’s revenue and EBITDA (not including SFAS No. 123R compensation expense) targets for the year and the executives’ performance with respect to individual performance standards. The target amount of the bonus is a target percentage of the executives’ base salary, as set forth below, but can be greater or less than the target percentage based upon underachievement or overachievement of either Arbinet’s or the executive’s objectives. Early in the year following the measurement year, the Compensation Committee reviews Arbinet’s performance and the executives’ performance and approves the amount of the bonus to be paid to each executive. The Compensation Committee reviews this information with the Board of Directors at the next Board meeting following such approval.

Non-executive employees are also eligible to receive a bonus based on Arbinet’s revenue and EBITDA targets for the year and the employee’s individual performance as assessed by each employee’s direct supervisor, and approved by senior management, typically based on objectives established in the first quarter of the year. The target amount of the bonus is a target percentage of the employees’ base salary, as set forth below, but can be greater or less than the target percentage based upon underachievement or overachievement of either Arbinet’s or the employee’s objectives. The bonuses paid to non-executive employees are paid from a fixed amount bonus pool set by Compensation Committee early in the year following the measurement year.

Those non-executive employees who are at the Director level or lower are entitled to earn up to 70% of their target based on their individual quantitative and functional objectives provided Arbinet achieves a minimum revenue and EBITDA (not including SFAS No. 123R compensation expense) metric established by the Compensation Committee. The remaining 30% is tied to the Overall Company Revenue and EBITDA (not including SFAS No. 123R compensation expense) metrics established by the Compensation Committee.

The executive or employee, as the case may be, must be employed by Arbinet on the date that the bonus is paid out to receive the bonus. Any bonuses earned are typically paid in the time frame of late-February to mid-March of the year following the measurement year.

Sales and Account Development employees (including the Sales Vice Presidents) are not covered by this practice but are instead covered by individual commission plans.

The target percentages for executives are:

Title	Target Percentage
President & CEO	100%
CFO, CMO, COO and General Counsel	50%
CTO and CIO	45%
Additional CMO Incentive for Strategic Product Revenue Growth	20%
Additional COO Incentive for Strategic Capital and Expense Savings Initiatives	10%

The target percentages for employees are:

Title	Target Percentage
Vice President	25%
Director	15%
Staff through Manager	10%
Administrative	5%